SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 21, 2010

CENTERSTATE BANKS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

42745 U.S. Highway 27, Davenport, FL		33837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (863) 419-7750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On July 19, 2010, CenterState Banks, Inc. (the “Company”) furnished a Current Report on Form 8-K (the “Report”) to report that the Company’s wholly owned subsidiary, CenterState Bank of Florida, N.A. (“CenterState”), had acquired substantially all the assets and assumed substantially all the deposits of Olde Cypress Community Bank in Clewiston, Florida (“Olde Cypress) through a purchase and assumption agreement, including loss-sharing (the “P&A Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) dated as July 16, 2010. The final carrying values and the final list of the assets acquired and liabilities assumed remains subject to finalization by the FDIC and CenterState. The purchase of Olde Cypress’ assets and the assumption of its liabilities was effective on July 16, 2010.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Report. Except as otherwise provided herein, the other disclosures made in the Report remain unchanged. The Company anticipates that it will further amend the Report and this Amendment at a later date to the extent additional financial information is required by Item 9.01.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources, including the effects of the Olde Cypress acquisition and the final determination of the assets and liabilities acquired and their respective valuations. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Business - Note about Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 1.01.	Entry Into a Material Definitive Agreement

Effective July 16, 2010, CenterState assumed all deposits and certain other liabilities and acquired substantially all the assets of Olde Cypress from the FDIC, as receiver for Olde Cypress (the “Acquisition”), pursuant to the P&A Agreement.

Under the terms of the P&A Agreement, CenterState acquired approximately $164.9 million in assets, including approximately $132.6 million in loans and other real estate owned by Olde Cypress, approximately $8.5 million of marketable securities, approximately $22.3 million of cash and cash equivalents (excluding cash paid by CenterState to the FDIC to complete the Acquisition) and approximately $1.5 million of other assets. CenterState also assumed approximately $153.1 million in liabilities, including approximately $151.6 in customer deposits, and $1.5 million in other liabilities. CenterState did not pay the FDIC a premium to assume the deposits, and the assets were acquired at a discount to Olde Cypress’s historical book value as of July 16, 2010 of approximately $8.1 million, subject to customary adjustments. In connection with the Acquisition, CenterState made a payment to the FDIC in the amount of approximately $3.6 million, subject to customary post-closing adjustments based upon the final closing date balance sheet for Olde Cypress. The cash payment is settlement for the net equity received, the assets at the discounted purchase price and other customary closing adjustments. The P&A Agreement provides that the FDIC will indemnify CenterState against certain claims, including claims with respect to liabilities of Olde Cypress not assumed or otherwise purchased by CenterState, claims made by shareholders of Olde Cypress, and claims based on any prior action or inaction by Olde Cypress directors, officers and other employees.

In connection with the Acquisition, CenterState entered into loss sharing agreements with the FDIC. The loss sharing agreements provide that the FDIC is obligated to reimburse CenterState for 80% of losses with respect to the covered assets of approximately $132.6 million. In addition, on September 15, 2020, CenterState has agreed to pay the FDIC certain potential amounts as calculated in accordance with the True Up provisions included in the P&A Agreement.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is hereby incorporated by reference into this item 2.01.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report on Form 8-K no later than September 29, 2010.

(b)	Pro Forma Financial Statements

To the extent that pro forma financial information is required by this Item, such financial information will be filed in an amendment to this Current Report on Form 8-K no later than September 29, 2010.

(d)	Exhibits

Exhibit 2.1 Purchase and Assumption Agreement Whole Bank All Deposits, by and among the Federal Deposit Insurance Corporation, receiver of Olde Cypress Community Bank, Clewiston, Florida, the Federal Deposit Insurance Corporation, and CenterState Bank of Florida, N.A., Winter Haven, Florida, dated as of July 16, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS, INC.

By:	/S/ JAMES J. ANTAL
James J. Antal
Senior Vice President and Chief Financial Officer

Date: July 21, 2010

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